EXHIBIT 99.2

To American River Holdings, American River Bank, first source capital, and the Board of Directors, Effective January 2, 2004 I am resigning from the Board of Directors of American River Holdings, American River Bank, and first source capital. In addition, effective January 2, 2004 I will resign from my position as President and CEO of American River Bank. My decision is based on personal family related reasons and not due to any disagreement with the company, its operations, policies or practices.

My 20 plus years with the company can only be described as "a most wonderful and fulfilling experience." I have enjoyed the many successes and friendships we have developed together. I now want to move on to the next phase of my
life....more golf, travel and spending time with the grandchildren.

Many thanks to all of you for the trust and confidence you placed in me.

Sincerely,


/s/ WILLIAM L. YOUNG
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William L. Young


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